EXHIBIT 5.1

FAEGRE BAKER DANIELS LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone (612) 766-7000
Facsimile (612) 766-1600

May 5, 2017

Board of Directors

HMN Financial, Inc.

1016 Civic Center Drive Northwest

Rochester, MN 55901

Re:     HMN Financial, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to HMN Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of 375,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, under the Company’s 2017 Equity Incentive Plan (the “Plan”).

We have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. We have also assumed that the Company’s board of directors, or a duly authorized committee thereof, will have approved the issuance of each award under the Plan prior to the issuance thereof.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of the shares of Common Stock to be issued in accordance with the Plan and that when (a) the Registration Statement has become effective, (b) the shares of Common Stock are issued and sold as contemplated in the Registration Statement and in accordance with the Plan and the terms of any awards granted under the Plan, and (c) where applicable, the consideration for the shares of Common Stock specified in the Plan and the terms of any awards granted under the Plan has been received by the Company (which consideration exceeds, on a per share basis, the par value of the shares of Common Stock), then such shares will be legally issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law. This opinion speaks only as of the date the Registration Statement becomes effective under the Securities Act and we assume no obligation to revise or supplement this opinion thereafter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By: /s/ Kate Sherburne

       Kate Sherburne